Scholastic Announces Fiscal 2012 Results and Fiscal 2013 Outlook

Strong Operating Results Bolstered by Success of The Hunger Games

NEW YORK, July 19, 2012 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported significant revenue and earnings growth for the fourth quarter and fiscal year ended May 31, 2012. The Company also outlined its fiscal 2013 plan to continue investing in key long-term growth initiatives, including ebooks and educational technology, and to sustain operating improvements and strong free cash flow.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

In the fourth quarter of fiscal 2012, revenue rose 24% to $678.5 million, from $545.3 million in the same quarter of fiscal 2011. Earnings per diluted share from continuing operations were $1.86, compared to $0.83 in the prior year period, which included one-time, non-cash expenses of $0.13 per share. Strong sales in Children's Books and International, especially of The Hunger Games trilogy, again drove substantially higher results. Consolidated earnings per diluted share were $1.76 in the fourth quarter, compared to $0.78 a year ago.

In fiscal 2012, revenue was $2,148.8 million, up 14% from $1,887.9 million a year ago. For the fiscal year earnings per diluted share from continuing operations were $3.41 versus $1.34 in fiscal 2011, including one-time expenses of $0.29 and $0.28 per diluted share, respectively. Consolidated earnings per diluted share were $3.21 for the fiscal year, compared to $1.16 in the prior year. In addition to Children's Books and International, fiscal 2012 operating results benefited from strong results in Educational Technology and Services.

Free cash flow for the fiscal year was $147.6 million, exceeding net income, compared to $120.5 million in fiscal 2011. At year end, cash and cash equivalents exceeded the Company's total debt by $35.6 million, compared to net debt of $98.1 million a year ago.

"Scholastic had a great fiscal 2012, with good results across the Company, bolstered by the remarkable success of The Hunger Games, Suzanne Collins' bestselling trilogy, which demonstrated again the broad appeal of a superb story, well marketed and sold," commented Richard Robinson, Chairman, President and Chief Executive Officer. "The Children's Book segment performed well overall, with multiple bestsellers in Trade and solid performance in Book Fairs also contributing growth. Additionally, we introduced Storia™, our children's ereading app and ebook system, which has received high praise from teachers, parents and technology reviewers. In Educational Technology and Services, the successful release of READ 180® Next Generation drove significantly higher profits and further strengthened our market-leading franchise. Strong operating performance, combined with cost savings and working capital management, drove substantial free cash flow, and we ended the year with an even more robust balance sheet."

Fiscal 2013 Outlook
The Company expects total revenue in fiscal 2013 of approximately $1.9 to $2.0 billion, and earnings per diluted share from continuing operations in the range of $2.20 to $2.40, before the impact of one-time items.

"While we will not repeat our record earnings from fiscal 2012, Scholastic's goal for fiscal 2013 is to sustain last year's momentum, while continuing to invest in key growth opportunities which will benefit fiscal 2014 and beyond," Mr. Robinson added. "In particular, we are excited to continue the broader roll out of Storia to teachers and parents this fall, utilizing our school channels and access to quality content. Building on the success of READ 180, we are preparing to launch major new educational technology products in fiscal 2014 that will help educators as they prepare students to meet the demands of the new Common Core State Standards. These include MATH 180™, a groundbreaking, research-based math intervention program; iREAD™, a new primary grade literacy program developed with top experts in the field; and a major next generation release of System 44®, our foundational reading and phonics program which is a prequel to READ 180."

Mr. Robinson concluded, "We expect these substantial strategic investments will generate strong profit growth beginning in fiscal 2014, though earnings in the year ahead will be lower than fiscal 2012's record level, when we benefited from the extraordinary sales of The Hunger Games. We expect to continue generating strong free cash flow in fiscal 2013, as we maintain a disciplined approach to spending and managing working capital."

The Company's outlook for fiscal 2013 includes the following key elements:

  In Children's Book Publishing and Distribution, new releases in Trade Publishing, as well as modest growth in School Book Fairs, should partially offset lower sales of The Hunger Games trilogy, which are forecast to return to pre-movie levels.  Segment profits are expected to decline from fiscal 2012's level as a result.
  In Educational Technology and Services, revenue is expected to be approximately level, with a modest decline in product sales, reflecting the benefit of last year's launch of READ 180 Next Generation, offset by higher service sales.  Profits should decline slightly, reflecting the shift in revenue mix as well as spending on major new products scheduled for launch in fiscal 2014.
  In International, continued improvements in the UK and growth in Asia are expected to partly offset the anticipated revenue decline versus fiscal 2012, when sales of The Hunger Games significantly benefited segment results.

Fiscal 2013 free cash flow is expected to be approximately $120 to $140 million. This outlook includes capital expenditures of $65 to $75 million, compared to $53.7 million in fiscal 2012, and prepublication and production spending also of $65 to $75 million, compared to $58.9 million in fiscal 2012. This outlook primarily reflects increased investment in the Company's ecommerce and digital product development, including the Storia ebook system and new educational technology programs.

Fourth Quarter and Fiscal 2012 Results

Children's Book Publishing and Distribution. Segment revenue in the fourth quarter was $379.4 million, compared to $268.8 million in the prior year period. Continued strong sales of The Hunger Games trilogy, in both print and ebook formats, and other bestsellers, including The Invention of Hugo Cabret by Brian Selznick, as well as new and backlist titles in The 39 Clues®, drove significantly higher Trade Publishing results. Revenue in School Book Fairs grew modestly, with increased fair traffic boosting revenue per fair. In School Book Clubs, profits improved despite a revenue decline, reflecting decreased spending on catalogs, incentives and fulfillment. Segment operating income in the quarter was $82.4 million, compared to $41.6 million a year ago, primarily reflecting the strong Trade results.

For fiscal 2012, segment revenue was $1,111.3 million, up 21% from $922.0 million in fiscal 2011. Operating income grew to $153.0 million from $78.1 million in the prior year, which included a one-time bad debt expense of $3.5 million ($0.06 per share). Significantly better segment results were driven by Trade sales, especially of The Hunger Games trilogy, and solid performance in School Book Fairs, partially offset by higher spending on digital initiatives and higher sales tax accruals.

Educational Technology and Services. Segment revenue in the fourth quarter was $52.7 million, compared to $61.4 million in the prior period. Operating income in the quarter was $1.7 million, compared to $8.6 million a year ago. Results reflected a decline in higher-margin product sales, relative to the prior year period when READ 180 Next Generation was launched, partially offset by growth in services to a larger installed base of customers.

For the fiscal year, segment revenue was $254.7 million, up from $230.8 million a year ago, primarily reflecting robust sales of technology products, including Read 180 Next Generation, as well as double-digit growth in services. Segment operating income grew substantially as a result, to $49.2 million in fiscal 2012, compared to $38.0 million in the prior period.

Classroom and Supplemental Materials Publishing. Segment revenue in the fourth quarter was $65.6 million, compared to $65.1 million in the prior period. Higher revenue from classroom magazines was offset by an expected decline in classroom book sales. Segment operating income was $9.3 million versus $6.2 million in the prior period, which included a one-time impairment of $3.4 million ($0.06 per diluted share).

For the fiscal year, segment revenue was $208.2 million, compared to $197.2 million a year ago, reflecting increased sales of classroom magazines, as well as of classroom libraries during the first half of the year. Segment operating income was $18.3 million in fiscal 2012, up from $13.6 million in the prior period, which also included the one-time impairment charge of $3.4 million ($0.06 per diluted share).

International. Segment revenue in the fourth quarter was $152.2 million, compared to $122.0 million a year ago. Strong sales in the UK, Canada and Australia benefited in particular from The Hunger Games trilogy. Revenue also rose in Asia, partly due to strength in Singapore and India. Foreign exchange had a negative impact on revenue of $4.0 million in the period. Segment operating income was $26.8 million, compared to $16.6 million in the prior period, reflecting higher sales.

For the fiscal year, segment revenue was $489.6 million, compared to $444.9 million in the prior year. The UK, Canada, Australia and Asia all experienced strong revenue growth, reflecting partly the success of The Hunger Games trilogy. Foreign exchange had a positive impact on revenue of $9.2 million in the year. Segment operating income in fiscal 2012 was $57.6 million, compared to $38.3 million in fiscal 2011, which included one-time expenses in the UK of $3.0 million ($0.09 per diluted share). Higher profits primarily reflected improved growth in segment sales, as well as operating improvements in the UK.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $28.6 million, compared to $28.0 million in the prior year period, reflecting higher sales of audio editions of The Hunger Games, partially offset by an expected decline in custom marketing programs for third-party sponsors. Segment operating loss for the quarter was $1.5 million, compared to operating profits of $3.6 million in the prior period, primarily reflecting an impairment charge taken on one of the Company's production properties.

For the fiscal year, segment revenue was $85.0 million, compared to $93.0 million in the prior year. The difference primarily reflects a planned decrease in custom marketing programs for third-party sponsors, partially offset by higher sales of interactive products. The operating loss for the segment in fiscal 2012 was $4.7 million, compared to operating profits of $3.0 million a year ago, as a result of lower sales and the impairment charge noted above.

Other Financial Results. Corporate Overhead expense was $87.1 million in fiscal 2012, compared to $67.0 million in the prior year, reflecting $15.5 million ($0.29 per diluted share) in one-time expenses from the Company's voluntary retirement programs, as well as a non-cash loss on sublease arrangements. In addition, Corporate Overhead in the current year reflected higher employee-related incentive accruals related to improved results. Corporate Overhead in the fourth quarter was $27.3 million, compared to $25.4 million in the prior period.

Across the Company, severance expense was $2.7 million in the quarter, compared to $2.4 million in the prior period; for the year it was $14.9 million, compared to $6.7 million in the prior year. Stock-based compensation expense in the quarter was $2.2 million ($0.05 per diluted share), compared to $2.6 million ($0.05 per diluted share) in the prior year period; for the year it was $12.2 million ($0.24 per diluted share) compared to $13.7 million ($0.22 per diluted share) in the prior year.

The Company's provision for income taxes resulted in an effective tax rate of 36.3% in fiscal 2012, compared to 46.1% a year ago. This decrease was primarily due to the reversal of certain valuation allowances based on higher profitability in the UK and across the Company.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.125 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2013. The dividend is payable on September 17, 2012 to shareholders of record as of the close of business on August 31, 2012.

During fiscal 2012, the Company repurchased 475,672 Common shares on the open market for a total cost of approximately $13.1 million, pursuant to its current share repurchase authorization. As of May 31, 2012, approximately $31.4 million remained available for future purchases of Common shares under the current repurchase authorization.

Conference Call
The Company will hold a conference call to discuss its results at 8:30 am ET today, July 19, 2012. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (800) 585-8367 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 89368505. The recording will be available through July 26, 2012.

About Scholastic
Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements
This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/12	05/31/11	05/31/12	05/31/11

Revenues	$678.5	$545.3	$2,148.8	$1,887.9

Operating costs and expenses:
Cost of goods sold	323.5	241.4	989.2	873.7
Selling, general and administrative expenses (1)	236.9	231.6	885.2	833.1
Bad debt expense (2)	4.5	1.0	12.3	13.6
Depreciation and amortization (3)	22.2	16.7	68.8	60.1
Loss on leases and asset impairments (4)	-	3.4	7.0	3.4
Total operating costs and expenses	587.1	494.1	1,962.5	1,783.9

Operating income (loss)	91.4	51.2	186.3	104.0

Other income (expense) (5)	(0.1)	-	(0.1)	(0.4)
Interest expense, net	3.8	3.9	15.5	15.6
Loss on investments (6)	-	3.6	-	3.6

Earnings (loss) from continuing operations before income taxes	87.5	43.7	170.7	84.4

Provision (benefit) for income taxes	27.1	17.4	62.0	38.9

Earnings (loss) from continuing operations	60.4	26.3	108.7	45.5

Earnings (loss) from discontinued operations, net of tax (7)	(3.4)	(1.5)	(6.3)	(6.1)

Net income (loss)	$57.0	$24.8	$102.4	$39.4

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (8)
Basic:
Earnings (loss) from continuing operations	1.91	0.84	3.47	1.36
Earnings (loss) from discontinued operations, net of tax	(0.11)	(0.04)	(0.20)	(0.18)
Net income (loss)	1.80	0.80	3.27	1.18

Diluted:
Earnings (loss) from continuing operations	1.86	0.83	3.41	1.34
Earnings (loss) from discontinued operations, net of tax	(0.10)	(0.05)	(0.20)	(0.18)
Net income (loss)	1.76	0.78	3.21	1.16

Basic weighted average shares outstanding	31.5	31.0	31.2	33.1
Diluted weighted average shares outstanding	32.2	31.5	31.7	33.6

(1)

For the three and twelve months ended May 31, 2012, the Company recorded a pretax charge of $1.3 for an impairment of a U.S. based equity investment. For the twelve months ended May 31, 2012, the Company recorded a pretax severance charge of $9.3 for a voluntary retirement program. In the twelve months ended May 31, 2011, the Company recorded a pretax charge of $3.0 associated with restructuring in the UK.

(2)	For the twelve months ended May 31, 2011, the Company recorded incremental pretax bad debt expense of $3.5 associated with the bankruptcy filing of a single customer.

(3)	For the three and twelve months ended May 31, 2012, the Company recorded a pretax charge of $4.9 for impairment of publishing properties intangible assets.

(4)

For the twelve months ended May 31, 2012, the Company recognized a non-cash loss on sublease arrangements resulting from cost reduction initiatives of $6.2 and certain asset impairments, primarily in the Children's Book Publishing and Distribution segment, of $0.8. Impairment charges for the three and twelve months ended May 31, 2011 include $3.4 in impairment charges related to goodwill in the Classroom and Supplemental Materials Publishing segment.

(5)	Other expense of $0.1 and $0.4 for the twelve months ended May 31, 2012 and May 31,2011 are related to acquisition costs.

(6)	In the three and twelve months ended May 31, 2011, the Company recorded losses of $3.6 related to a UK-based cost method investment.

(7)

The Company has closed or sold several operations during fiscal 2009, fiscal 2010 and the first quarter of fiscal 2012, and presently holds for sale one facility. In the current fiscal year, the Company ceased operations in its direct-to-home catalog business specializing in toys. All of these businesses are classified as discontinued operations in the Company's financial statements.

(8)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/12	05/31/11	Change		05/31/12	05/31/11	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$59.9	$75.2	($15.3)	(20%)	$263.5	$298.2	($34.7)	(12%)
Trade	155.5	38.5	117.0	*	395.7	189.4	206.3	109%
Book Fairs	164.0	155.1	8.9	6%	452.1	434.4	17.7	4%
Total revenue	379.4	268.8	110.6	41%	1,111.3	922.0	189.3	21%
Operating income (loss) (1)	82.4	41.6	40.8	98%	153.0	78.1	74.9	96%
Operating margin	21.7%	15.5%			13.8%	8.5%

Educational Technology and Services
Revenue	52.7	61.4	(8.7)	(14%)	254.7	230.8	23.9	10%
Operating income (loss)	1.7	8.6	(6.9)	(80%)	49.2	38.0	11.2	29%
Operating margin	3.2%	14.0%			19.3%	16.5%

Classroom and Supplemental Materials Publishing
Revenue	65.6	65.1	0.5	1%	208.2	197.2	11.0	6%
Operating income (loss) (2)	9.3	6.2	3.1	50%	18.3	13.6	4.7	35%
Operating margin	14.2%	9.5%			8.8%	6.9%

International
Revenue	152.2	122.0	30.2	25%	489.6	444.9	44.7	10%
Operating income (loss) (3)	26.8	16.6	10.2	61%	57.6	38.3	19.3	50%
Operating margin	17.6%	13.6%			11.8%	8.6%

Media, Licensing and Advertising (4)
Revenue	28.6	28.0	0.6	2%	85.0	93.0	(8.0)	(9%)
Operating income (loss)	(1.5)	3.6	(5.1)	*	(4.7)	3.0	(7.7)	*
Operating margin	*	12.9%			*	3.2%

Overhead expense (5)	27.3	25.4	(1.9)	(7%)	87.1	67.0	(20.1)	(30%)

Operating income (loss) from continuing operations	$91.4	$51.2	$40.2	79%	$186.3	$104.0	$82.3	79%

(1)	For the twelve months ended May 31, 2011, the Company recorded incremental pretax bad debt expense of $3.5 ($0.06 per share) associated with the bankruptcy filing of a single customer.

(2)	For the three and twelve months ended May 31, 2011, the Company recorded a pretax charge of $3.4 ($0.06 per share) in impairment charges related to goodwill.

(3)	For the twelve months ended May 31, 2011, the Company recorded a pretax charge of $3.0 ($0.09 per share) associated with restructuring in the UK.

(4)

In the current fiscal year, the Company ceased operations in its direct-to-home catalog business specializing in toys.  This business was a separate reporting unit previously included in the Media, Licensing and Advertising segment and is classified as a discontinued operation in the Company's financial statements.

(5)

For the twelve months ended May 31, 2012, the Company recorded a pretax severance charge for a voluntary retirement program of $9.3 ($0.17 per share) and a non-cash loss on sublease arrangements resulting from cost reduction initiatives of $6.2 ($0.12 per share).

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/12	05/31/11

Continuing Operations
	Cash and cash equivalents	$194.9	$105.3
	Accounts receivable, net	314.1	220.3
	Inventories, net	295.3	308.7
	Accounts payable	119.6	120.1
	Accrued royalties	92.7	35.4
	Lines of credit, short-term debt and current portion of long-term debt	6.5	43.5
	Long-term debt, excluding current portion	152.8	159.9
	Total debt	159.3	203.4
	Total capital lease obligations	57.4	55.5
	Net debt (1)	(35.6)	98.1

Discontinued Operations
	Total assets of discontinued operations	7.0	10.5
	Total liabilities of discontinued operations	2.1	0.8

Total stockholders' equity		830.3	740.0

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/12	05/31/11	05/31/12	05/31/11

	Net cash provided by (used in) operating activities	$127.4	$73.5	$260.2	$228.4
	Less: Additions to property, plant and equipment	20.7	18.6	53.7	50.0
	Pre-publication and production costs	19.2	19.5	58.9	57.9

	Free cash flow (use) (2) (3)	$87.5	$35.4	$147.6	$120.5

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and twelve months ended May 31, 2012 and May 31, 2011.

CONTACT: Investors: Jeffrey Mathews, 212-343-6741, investor_relations@scholastic.com; Media: Kyle Good, 212-343-4563, kgood@scholastic.com, both of Scholastic Corporation